Exhibit 4.20

Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd.

EQUITY TRANSFER AGREEMENT

dated as of

July 24, 2008

between

Hebei Bishi Industry Group Co., Ltd.

and

Wuxi Seamless Oil Pipes Co., Ltd.

Table of Contents

Article 1 Definitions and Interpretations

Article 2 Transfer of the Target Equity Interest

Article 3 Purchase Payment

Article 4 Equity Delivery

Article 5 Arrangement for the Transitional Period

Article 6 Further Agreements

Article 7 Representations, Statements and Warranties by the Transferor

Article 8 Representations, Statements and Warranties by the Transferee

Article 9 Fees of Taxation

Article 10 Taxation and Other Liabilities of the Target Company

Article 11 Confidentiality

Article 12 Effectiveness of the Agreement

Article 13 Amendment to the Agreement

Article 14 Termination

Article 15 Indemnity

Article 16 Force Majeure

Article 17 Applicable Law and Settlement of Disputes

Article 18 Notice

Article 19 Counterparts and Miscellaneous

Appendix 1 Basic Information of the Target Company

Appendix 2 Basic Information of the Subsidiary

Appendix 3 Register of Shareholders of the Target Company

Appendix 4 List of Assets of the Target Company (as of June 30, 2008)

Appendix 5 List of Credits and Debts of the Target Company (as of June 30, 2008)

Appendix 6 Details of Business Contracts of the Target Company (as of June 30, 2008)

Appendix 7 Power of Attorney

 This Equity Purchase Agreement in respect of Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd. (the “Agreement”) is entered into by and between the following two parties in Qinhuangdao City, Hebei Province of the People’s Republic of China (“PRC”, for the purpose of the Agreement, excluding Hong Kong Special Administrative Region, Macaw Special Administrative Region and Taiwan) on July 24, 2008.

Transferor:

Hebei Bishi Industry Group Co., Ltd. (“Bishi Group”)

Registered Number of Business License: 130000000002995

Address: Qianjiaying Town, Fengnan District, Tangshan City, Hebei Province

Legal Representative：Bi Shengyou

Transferee:

Wuxi Seamless Oil Pipes Co., Ltd. (“Seamless”)

Registered Number of Business License: Qidu Suxi Zongzi No.004300

Address: No. 38, Zhujiang Road, National High and New Technology Development District, Wuxi

Legal Representative: Piao Longhua

 (The Transferor or the Transferee being individually referred to as the “Party” or “Each Party” and collectively, as the “Parties”)

Whereas:

1. Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd. (the “Target Company”) is a limited liability company incorporated on August 24, 2004 and duly existing under the laws of the PRC;

2. The Transferor is a limited liability company incorporated on June 12, 2002 and duly existing under the laws of the PRC;

3. The Transferor is the present shareholder of the Target Company, holding 100% equity interest in the Target Company.

4. The Transferee is a wholly foreign-owned enterprise incorporated on November 17, 1999 and duly existing under the laws of the PRC;

5. The Transferee intends to purchase from the Transferor 100% equity interest in the Target Company owned by the Transferor, and the Transferor agrees to transfer 100% equity interest it owns in the Target Company;

6. After the completion of the Equity Transfer, the Transferee shall own 100% equity interest in the Target Company, and the Target Company shall be the wholly-owned subsidiary of the Transferee;

Now therefore, with respect to the equity transfer of the Target Company, the Parties, through friendly negotiation, hereby define Each Party’s rights and obligations and agree as follows for mutual observation by the Parties:

Article 1 Definitions and Interpretations

Unless otherwise provided herein, the following terms shall have the meanings indicated as below:

Target Company: means Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd; see Appendix 1 for details.

Subsidiary: means Inner Mongolia Tuoketuo County Mengfeng Used and Waste Goods Purchase and Sale Co., Ltd., with 60% and 40% equity interest being owned by the Target Company and Bi Shengyou, respectively; see Appendix 2 for details.

Equity Transfer: means the transaction that Bishi Group as the Transferor transfers 100% equity interest in the Target Company it owns to Seamless, and Seamless as the Transferee pays the consideration.

Agreement: means “Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd. Equity Transfer Agreement” entered into by and between Bishi Group as the Transferor and Seamless as the Transferee.

Effect Date of the Agreement: means the date on which the Agreement takes effect as set forth in Article 12.

First Closing: as provided in Article 4.1 hereof.

Second Closing: as provided in Article 4.2 hereof.

First Closing Date: means the date on which the shareholders’ register of the Target Company is modified by the Authorities for Industry and Commerce to reflect the change in the Target Company’s shareholder, specifically, the meaning as provided in Article 4.1 hereof.

Second Closing Date: as provided in Article 4.2 hereof.

Target Equity Interest: means 100% equity interest in the Target Company owned by the Transferor and all the relevant rights and interests.

First Phase Equity Interest: as provided in Article 2.4 hereof.

Second Phase Equity Interest: as provided in Article 2.8 hereof.

Transitional Period: means the term from the Effect Date of the Agreement to the First Closing Date, specifically, the meaning as provided in Article 5 hereof.

List of Assets: means the list of assets of the Target Company as of June 30, 2008 prepared by the representatives of the Transferee and the Target Company according to the asset inventory, attached hereto as Appendix 4 after being sealed by the Target Company and signed or sealed by the representatives of the Transferee and the Target Company.

List of Credits and Debts: means the list of credits and debts of the Target Company as of June 30, 2008 prepared by the representatives of the Transferee and the Target Company according to the asset inventory, attached hereto as Appendix 5 after being sealed by the Target Company and signed or sealed by the representatives of the Transferee and the Target Company.

Purchase Price: means the purchase price for the Target Equity Interest paid by the Transferee pursuant to Article 2 hereof.

Purchase Payment: means the payment made by the Transferee to the Transferor pursuant to Articles 2 and 3 hereof.

Right of Control: means that the right of the Transferee, based on the Agreement or any other arrangement, to directly or indirectly conduct, or authorize or instruct other persons to conduct, the production, operation and management of the Target Company in order to achieve actual control over the Target Company.

Taxes: means any and all expenses of taxation, fees, charges, impositions, duties and other charges (plus any and all interests, fines, surtaxes and surcharges) imposed by any governmental or taxation authority.

Confidential Information: means any technical or business materials and data or materials and data of any kind that are confined to a certain scope by confidential measures taken by a Party and not known or not intends to be known by the public at large, as well as non-public working plans, non-public concepts or plans of decision-making. The abovementioned information includes but is not limited to information relating to business secrets, designs, drawings, software, data, proprietary technology, operation and product developing plans, research, notions, products, services, marketing, financing, corporate-related banking, finance, client, purchase, or other information, or information and materials collected by a company from third parties, and all rights that limit use or disclosure of the preceding information.

Force Majeure: means any act or event that may not be reasonably foreseen or avoided, and may not be reasonably controlled by the affected Party, including but not limited to earthquake, typhoon, flood and other natural calamities, fire, war, riot, terrorist acts, or any other unforeseeable or unavoidable act or event recognized by international business practice as force majeure, exclusive of those events caused by market change or operation of a Party.

Laws: means any existing and valid applicable laws, administrative regulations, departmental rules, local regulations, local governmental rules, and legally binding governmental regulatory documents in the PRC, as promulgated or amended from time to time.

Business Day: means a day other than a Saturday, Sunday or a general public holiday in the PRC.

RMB: means the legal currency in the PRC.

Business Contract: means all contracts under performance that are related to its business, which is executed by the Target Company as a contracting party prior to or on the Effect Date of the Agreement.

Authorities for Industry and Commerce: means the State Administration for Industry and Commerce of the PRC or its authorized local branches.

Construction Authorities: means the Ministry of Housing and Urban-Rural Development of the PRC or its local branches.

Taxation Authorities: means the State Administration of Taxation or its authorized local branches.

Land Authorities: means the Ministry of Land and Recourse or its local branches.

Article 2 Transfer of the Target Equity Interest

2.1.

Subject to the terms and conditions hereto, the Parties agree that, upon the First Closing, the Transferor shall sell to the Transferee and the Transferee shall purchase from the Transferor the First Phase Equity Interest.

2.2.

The Parties agree that the date of June 30, 2008 shall be the benchmark date of the Equity Transfer. The representatives of the Transferee and the Target Company have jointly completed the asset inventory of the Target Company and prepared the List of Assets and the List of Credits and Debts of the Target Company as of June 30, 2008, with relevant supporting documents of such assets, credits and debts as listed in the aforesaid lists (including but not limited to relevant contracts, agreements, invoices and the original of title certificates) as annexed thereto. All contents of the aforesaid lists have been confirmed by Bi Jing’an, Bi Shengyou and Zhang Cuiyun, the former shareholders of the Target Company, and the Transferor.

2.3.

The Parties agree that the Purchase Price of the Equity Transfer shall be RMB276,800,000 yuan.

2.4.

The Transferor agrees to transfer 51% equity interest in the Target Company owned by the Transferor to the Transferee on the First Closing Date hereof.

2.5.

The Parties agree that, after the First Phase Equity Interest being purchased and the First Closing being completed in accordance with Article 4.1 hereof, the Transferee shall own 51% equity interest in the Target Company and the Transferor shall own 49% equity interest in the Target Company.

2.6.

Unless otherwise provided herein, upon the First Closing Date, the Transferee shall become the lawful owner of the First Phase Equity Interest in accordance with the Agreement, and shall be entitled to all the rights and interests in connection with the First Phase Equity Interest, while undertaking all the obligations in connection with the First Phase Equity Interest arising after the First Closing Date; the Transferor shall no longer be entitled to the rights or interests in connection with the First Phase Equity Interest, nor shall undertake the obligations in connection with the First Phase Equity Interest arising after the First Closing Date.

2.7.

Subject to the terms and conditions herein, upon the Second Closing, the Transferor shall sell to the Transferee and the Transferee shall purchase from the Transferor the Second Phase Equity Interest.

2.8.

The Transferor agrees to transfer to the Transferee the remaining 49% equity interest in the Target Company owned by it on the Second Closing Date hereof.

2.9.

The Parties agree that, in addition to the First Phase Equity Interest purchased by the Transferee according to Article 4.1 hereof, the Transferee shall hold 100% equity interest in the Target Company after the Second Phase Equity Interest being purchased and the Second Closing being completed according to Article 4.2 hereof.

2.10.

Unless otherwise provided by Article 6.3 hereof, upon the Second Closing Date, the Transferee shall become the lawful owner of the Second Phase Equity Interest according to the Agreement, and shall be entitled to all the rights and interests in connection with the Second Phase Equity Interest, while undertaking the obligations in connection with the Second Phase Equity Interest arising after the Second Closing Date; and the Transferor shall no longer be entitled to any rights or interests in connection with the Second Phase Equity Interest, nor shall undertake any obligations in connection with Second Phase Equity Interest arising after the Second Closing Date. The Transferor shall not directly or indirectly hold any equity interest in the Target Company thereafter.

Article 3 Purchase Payment

3.1.

The Purchase Payment of the Equity Transfer shall be made to the Transferor in two installments in accordance with the following Articles 3.2 and 3.4.

3.2.

Within 5 Business Days after the Agreement takes effect and the Transferor completes all the items as set forth in Article 3.3, the Transferee shall make the first installment of the Purchase Payment in cash of RMB141,170,000 yuan to the bank account of the Transferor.

3.3.

The Transferor shall complete or cause the Target Company to complete the following items before the Transferee makes the Purchase Payment of the first installment:

(1)

The Transferor has provided the Transferee with the original and the copy of its Business License;

(2)

The Target Company has provided the Transferee with the original and the copy (stamped by the Target Company for confirmation) of its register of shareholders;

(3)

The Transferor has provided the Transferee with the original and the copy (stamped by the Transferor for confirmation) of the Capital Contribution Certificate held by the Transferor;

(4)

The Transferee has obtained the original and the copy (stamped by the Target Company for confirmation) of the resolution of the Target Company’s shareholders’ meeting approving the Equity Transfer and the signing of the Agreement;

(5)

The shareholders’ meeting of the Target Company has been convened and have adopted a written resolution approving the amendment to the Articles of Association which provides that the Target Company shall have one executive director and one supervisor rather than set up a board of directors or a board of supervisors;

(6)

All of the present directors of the Target Company have resigned or been dismissed, and the nominee of the executive director nominated by the Transferee has been elected by the Target Company’s shareholders’ meeting and has signed director engagement agreement with the Target Company;

(7)

All of the present supervisors of the Target Company have resigned or been dismissed, and the nominee of the supervisor nominated by the Transferee has been legally elected by the Target Company’s shareholders’ meeting and taken the post of supervisor;

(8)

All of the present general manager and other senior management members (including but not limited to chief financial officer, general engineer, chief manufacturing officer and chief sales officer) of the Target Company have resigned or been dismissed, and the nominees of the general manager and other senior management members nominated by the Transferee have signed the engagement agreements with the Target Company;

(9)

The name of the Target Company has been changed to “Inner Mongolia Tuoketuo County Mengfeng Special Steel Manufacturing Co., Ltd” or other names consented to by the Transferee;

(10)

The modification registration at the Authorities for Industry and Commerce for the change of company name and legal representative has been completed, and the Target Company has obtained a reissued Business License, and the filings at the Authorities for Industry and Commerce for the amendment to the Articles of Association and the change of directors, supervisors and senior management members of the Target Company have been completed;

(11)

All the present employees of the Target Company have been dismissed by the Target Company in accordance with the relevant Laws, and the Target Company has signed agreements on dismissal of the present directors, supervisors, senior management members and all the employees;

(12)

The Target Company has paid off all the expenses (such as compensatory payment, compensation for dismissal) incurred by dismissal of the present directors, supervisors, senior management members and employees of the Target Company;

(13)

The Transferor has signed a formal Power of Attorney (see Appendix 7), authorizing the Transferee, prior to the Second Closing, to act as its plenipotentiary agent and exercise the shareholder’s rights in connection with the Target Equity Interest, mainly including voting right and the right of receiving dividends in connection with the Target Equity Interest;

(14)

The Subsidiary of the Target Company has paid off all accounts payable to the Target Company;

(15)

The Transferor has presented to the Transferee with written evidences proving that all the abovementioned items have been completed.

3.4.

The Transferee shall make the second installment of the Purchase Payment in cash of RMB135,630,000 yuan to the bank account of the Transferor before December 31, 2009.

3.5.

The Transferee shall make the Purchase Payment of the Equity Transfer at agreed time to the following bank account of the Transferor, and it shall be deemed that the Transferee has paid up the Purchase Price to the Transferor upon obtaining the transfer receipt issued by the bank:

Deposit Bank: Xinyuan Road Branch of the Commercial Bank of Tangshan City, Hebei Province

Deposit Account: Hebei Bishi Industry Group Co., Ltd.

Account No.:

Article 4 Equity Delivery

4.1.

The Parties agree that within 5 Business Days after the Transferee made the first installment of the Purchase Payment to the Transferor in accordance with Article 3.2 hereof, the following items shall be completed concurrently:

(1)

The Transferor transfers the First Phase Equity Interest of the Target Company to the Transferee, and completes the relevant modification registration at the Authorities for Industry and Commerce;

(2)

The other shareholder of the Subsidiary, Bi Shengyou, purchases 60% equity interest in the Subsidiary owned by the Target Company at a price of RMB60,000 yuan, and completes the modification registration at the Authorities for Industry and Commerce for the transfer of such equity interest.

The date on which the First Closing is completed, or the First Closing Date, shall be the date on which the modification registration at the Authorities for Industry and Commerce for the transfer of the First Phase Equity Interest to the Transferee has been completed.

4.2.

The Parties agree that, within 5 Business Days after the second installment of the Purchase Payment being made by the Transferee in accordance with Article 3.4 hereof, the Transferor shall transfer the Second Phase Equity Interest to the Transferee and complete the relevant modification registration at the Authorities for Industry and Commerce. The date on which the Second Closing is completed, or the Second Closing Date, shall be the date when the Target Company completes the modification registration at the Authorities for Industry and Commerce for the transfer of the Second Phase Equity Interest to the Transferee.

4.3.

The Parties agree that in the process of completing the relevant procedures of the Equity Transfer, a Party shall use its best efforts to provide necessary assistance to the other Party to ensure that such procedures are completed as soon as possible.

Article 5 Arrangement for the Transitional Period

5.1.

The Transitional Period for the Equity Transfer means the period starting from the Effect Date of the Agreement to the First Closing Date, that is, to the date on which the modification registration at the Authorities for Industry and Commerce for the transfer of the First Phase Equity Interest to the Transferee has been completed.

5.2.

The Parties agree through negotiation that, within the Transitional Period, the Transferee shall enjoy the Right of Control over the operation and management of the Target Company. The Transferor shall not hinder the Transferee from exercising such right, nor take any action to interfere with the normal manufacturing and operation of the Target Company.

5.3.

In order to ensure that the Transferee obtains the Right of Control over the Target Company, the Transferor shall complete the change of directors, supervisors and senior management members of the Target Company in accordance with the provisions from Items 5 to 8 and Item 10 of Article 3.3 hereof.

5.4.

The Transferor agrees that, within the Transitional Period, before the provisions from Items 5 to 8 and Item 10 of Article 3.3 hereof have been fulfilled, directors, supervisors and senior management members of the Target Company shall act as directed or instructed by the Transferee.

5.5.

The Transferor shall sign a Power of Attorney, authorizing the Transferee, within the Transitional Period and before the Second Closing Date, to enjoy on its behalf the shareholder’s rights in connection with the Target Equity Interest, mainly including voting right and the right of receiving dividend of the Target Equity Interest.

5.6.

Regarding the Target Company’s existing employees as of the Effect Date of the Agreement, the Transferor shall cuase the Target Company to dismiss such employees in accordance with the PRC Labor Law, the PRC Labor Contract Law and other relevant regulations, and the relevant expenses incurred therefrom (such as compensatory payment, compensation for removal, settlement of salaries) shall be paid at the Transferor’s expense, and the Transferor shall not make any claim against the Target Company with respect to such expenses. The Transferee may selectively re-employ appropriate persons among the dismissed employees of the Target Company that fulfill the employment criteria of the Transferee.

5.7.

Within the Transitional Period, if the Transferee finds that the electric furnace system project of the Target Company can not be operated normally and properly due to lack of supporting facilities, equipments or parts, the Transferee shall be entitled to claim against the Transferor for compensation of all the expenses of supplying such facilities, equipments or parts.

5.8.

Within the Transitional Period, the Transferee undertakes that it will, in a normal and reasonable manner, maintain and ensure the normal manufacturing and operational activities of the Target Company; the main business scope of the Target Company will not be materially changed; and without the Transferor’s prior written consent, the Transferee will not sell, lease or transfer by other means the main assets of the Target Company.

Article 6 Further Agreements

6.1.

The Transferor agrees to use its best efforts to cause all the following actions to be completed as soon as possible before December 31, 2008:

(1)

The Target Company and its employees have reached the agreement(s), with respect to the accounts receivable and accounts payable between the Target Company and its then existing employees arising from loans or pre-paid fees, providing the specific date of repayment and that the loans are interest free; if one party claims loan interest against the other party, the Transferor shall bear such expenses;

(2)

The Target Company has entered into the Grant Contract of State-owned Land Use Right with the Land Authorities with respect to two parcels of land it occupies (the serial numbers of the State-owned Land Use Right Certificates are respectively Tuo Guo Yong (2005) No. 080 and Tuo Guo Yong (2005) No. 081), and has obtained the State-owned Land Use Right Certificates issued by the Land Authorities with accurate and complete description of such land use right;

(3)

The municipal government of Hohhot has issued official documents verifying that the fund of RMB42,957,390 yuan in total offered by Preparatory Office of the Tuo Dian Industrial District of Economic and Technological Development District of Hohhot (“Tuo Dian Preparatory Office”) to the Target Company on June 27, 2005 and December 18, 2006 respectively is an award granted by the municipal government of Hohhot to the Target Company for its contribution to the development of local economies; however, whenever such award incurs the payable enterprise income tax by the Target Company, such tax shall be firstly paid by the Target Company, and finally be borne by the Transferor by refunding an equivalent sum of money to the Target Company;

(4)

The Target Company provides to the Transferee the Special-Purpose Receipts for Non-tax Revenues obtained upon the payment of the land remising fee (RMB21,013,515 yuan) on June 27, 2005, or the lawful and valid document issued by the competent Land Authorities and Financial Authorities proving that the Target Company has paid up the full amount of the land remising fee with respect to the relevant land use rights;

(5)

The Target Company has obtained purchase invoices for all fixed assets; if the Transferor fails to cause the Target Company to obtain purchase invoices for all fixed assets, it shall procure the relevant Taxation Authorities to confirm in written form that such assets can be recognized and recorded and subject to depreciation calculation based on the prices in the reissued invoices; if none of the aforesaid can be realized, the Transferor shall employ a qualified asset valuation institution to appraise such fixed assets, apply to the local Financial Authorities to issue invoices based on the appraisal and apply to the Taxation Authorities with such invoices for recognition and depreciation calculation. The taxes, fees and other charges incurred herefrom shall be paid and borne by the Transferor.

6.2.

The Transferor agrees to use its best efforts to assist the Transferee to obtain the following approvals and/or certificates as soon as possible before December 31, 2009:

(1)

approvals on fire prevention and safety designing scheme being obtained for all the construction projects of the Target Company;

(2)

the Pollution Emission Permit being obtained by the Target Company;

(3)

the item of “scale of construction” on the Construction Works Planning Permit (Tuo Cheng Jian Gui Zi [2005] (Dian) No. 3) obtained by the Target Company in 2005 being changed to “annual production of 600,000 tons of seamless steel pipes” in accordance with the Approval on the Project Initiation Report of the Inner Mongolia Tuoketuo Mengfeng Special Seamless Steel Pipes Project (Hu Fa Gai Gong Zi [2004] No. 463);

(4)

all the completed construction projects of the Target Company passing the completion and acceptance check conducted by the local Construction Authorities, fire prevention authorities, environmental protection authorities and other relevant authorities, with documents on completion and acceptance being obtained;

(5)

building ownership certificates being obtained with respect to all the completed buildings owned by the Target Company;

(6)

communication with the relevant authorities being carried out with respect to the approval on the commencement of engineering of all the construction projects of the Target Company, and written approval by the relevant governmental authorities being obtained;

(7)

relevant approvals, permits, filings, licenses and title certificates necessary for the manufacture of the Target Company being obtained.

6.3.

The Parties agree that, from the Effect Date of the Agreement to the Second Closing Date, the Transferee shall operate the Target Company independently and be liable for its profits and losses, and the Transferor shall neither enjoy any rights nor undertake any liabilities in connection with the Transferee’s operation of the Target Company within such period. The distributable profits of the Target Company within such period shall be owned by the Transferee, and the Target Company shall not make dividend distribution to its present shareholders or make payment in any other form.

6.4.

The Parties further agree that, the Transferor shall bear any debt of the Target Company arising before June 30, 2008 that should have been disclosed after the asset inventory but were not disclosed in the List of Credits and Debts of the Target Company, and any debt and relevant expense arising from June 30, 2008 to the First Closing Date that were not confirmed by the Transferee in written form.

6.5.

Any debt listed in the List of Credits and Debts borne by the Target Company shall be paid off by the Target Company, and finally be borne by the Transferee. The Transferee shall not claim such debt(s) against the Transferor.

6.6.

The Parties further agree that, any payment that shall be borne by the Transferor, or firstly borne or made by the Target Company and finally being borne and compensated to the Target Company by the Transferor in accordance with the Agreement, but has not yet been compensated to the Target Company or the Transferee by the Transferor before the second installment of the Purchase Payment in accordance with Article 3.4 hereof, shall be deducted from the second installment of the Purchase Payment made by the Transferee to the Transferor. If the second installment of the Purchase Payment is less than the payment to be borne by the Transferor, or if any payment that shall be borne by the Transferor in accordance with the Agreement arising after the second installment of the Purchase Payment, the Transferor shall provide additional compensation to the Transferee or the Target Company.

6.7.

The Parties agree that, if the Transferor or the enterprises under its control sets up a project company and such project company obtains the mining rights of iron mines legally in accordance with the agreement executed by and between the municipal government of Hohhot and Tangshan Yongfeng Industrial Group Limited Company (the predecessor of the Transferor) on March 7, 2004, the Transferee shall invest in such project company to jointly explore such iron mines, with the Transferor or the enterprise under its control making 60% and the Transferee making 40% of the capital contribution of the project company, and undertaking profits and losses in proportion to their capital contributions. The project company shall be operated in accordance with the PRC laws and regulations.

6.8.

With respect to the issue that the Transferee shall cause the Target Company to pay off debt(s) to the Transferor in accordance with the List of Credits and Debts, the Transferor, the Transferee and the Target Company will execute a separate agreement on the debt settlement.

Article 7 Representations, Statements and Warranties by the Transferor

The Transferor hereby makes the representations, statements and warranties to the Transferee as follows:

7.1.

The Transferor is a limited liability company duly incorporated and validly existing under the PRC law as an independent legal person, with full corporate power and authority to make decisions on the Equity Transfer and to enter into and perform the Agreement. Upon the Effect Date of the Agreement, the Agreement shall constitute legal, valid and binding obligations of the Transferor, and can be enforced against the Transferor in accordance with the provisions hereof.

7.2.

The Target Company is a limited liability company duly organized and validly existing under the PRC law.

7.3.

The Target Equity Interest is legally and solely owned by the Transferor, free from any pledge or guarantee of any other kind, or right of recourse or claim by any third party. The Transferor has full power and right to enter into the Agreement and dispose all or part of the Target Equity Interest, which or any related right and interest of which is free from any right of first refusal or similar right.

7.4.

Apart from the items listed in the due diligence memorandum of the Transferee, the business of the Target Company complies with the currently effective Laws, and regulations and guidance promulgated by other administrative authorities in the relevant judicial jurisdictions, and the Target Company does not violate such valid laws, regulations, rules and guidance so that the operation and assets of the Target Company will be materially and adversely affected. All the relevant documents, materials and information provided by the Transferor to the Transferee (including the intermediate agents employed by the Transferee) are true, accurate and complete.

7.5.

Apart from the items listed in the due diligence memorandum of the Transferee, the Appendix 4 “List of Assets” (dated as of June 30, 2008) hereto lists all assets the Target Company currently owns. The Target Company has complete ownership of all the assets listed in the List of Assets and lawful land use rights of the land it occupies, and there is no mortgage, pledge, lien or any third party right limitation. Each asset listed in the List of Assets has been maintained in accordance with general industrial practice, is in good operational and maintenance condition and can be used for its designed purpose.

7.6.

The Target Company and its Subsidiary have performed their taxation obligations in accordance with Laws as of the Effect Date of the Agreement, except the taxation matters found by the Transferee during its due diligence, and as far as the Transferor knows, there is no claim pending or threatened in written in relation to the tax liabilities of the Target Company and/or its Subsidiary.

7.7.

The credits and debts listed in Appendix 5 “List of Credits and Debts” (dated as of June 30, 2008) hereto arise from or are in connection with the establishment and construction of the Target Company, and such credits and debts are lawful and valid. The Target Company has no other credits or debts except those listed in Appendix 5. If there is any other debt than those listed in the “List of Credits and Debts”, the Transferor agree to proceed with such debts as provided in Article 6.4 hereof.

7.8.

Appendix 6 “Details of Business Contracts of the Target Company” (dated as of June 30, 2008) hereto lists all the business contracts currently under performance by the Target Company. As of the Effect Date of the Agreement, each business contract is binding on the Target Company and the other party thereto and currently has full validity. The Target Company has not materially breached or violated any provision of the business contracts, and none of such business contracts is due or performed in advance.

7.9.

Tuoketuo County Mengfeng Used and Waste Goods Purchase and Sale Co., Ltd. is the only Subsidiary of the Target Company.  The Target Company has not made any other long-term equity investment.

7.10.

As of the Effect Date of the Agreement, except those having been disclosed by the Transferor to the Transferee, none of the completed projects of the Target Company has been put into operation.

7.11.

As of the Effect Date of the Agreement, except those having been listed in the due diligence memorandum obtained by the Transferee, the electric furnace project of the Target Company complies with the applicable environmental laws and has obtained the permits, approvals, consents and filings related to the environment protection; the electric furnace project of the Target Company has passed the equipment debugging, and is operational.

7.12.

As of the Effect Date of the Agreement, except those having been listed in the due diligence memorandum of the Transferee, the Target Company has not been involved in any major litigation, arbitration or administrative action.

7.13.

The Transferee may not complete the purchase of the Target Equity Interest and may cancel the Agreement, by serving a written notice, without assuming any liability, if any representation, statement or warranty by the Transferor is found incorrect prior to making the Purchase Payment, or the Transferor does not completely adhere to its representations, statements or warranties in any major aspects, or if any thing occurs or is known by the Transferee that is not in conformity with any of such representations, statements or warranties or any provision of the Agreement, or if the Transferor fails to complete what shall be reasonably completed at or before the transaction. The rights of the Transferee vested by this provision shall not affect any other right of the Transferee (including the right to claim for damages or compensations against the Transferor due to any of such breach or non-performance), nor the non-performance of such rights constitute a waiver by the Transferee.

7.14.

The Transferor hereby makes representations, statements and warranties to the Transferee in accordance with the provisions of this Article, and acknowledges that the Transferee enters into the Agreement based such representations, statements and warranties, and that the Transferee is entitled to take such representations, statements and warranties as the conditions of the Agreement.

Article 8 Representations, Statements and Warranties by the Transferee

The Transferee hereby makes representations, statements and warranties to the Transferor as follows:

8.1.

The Transferee is a qualified wholly foreign-owned company duly incorporated and validly existing under the PRC Laws, with full corporate power and authority to enter into and perform the Agreement and complete the Equity Transfer. Upon the Effect Date of the Agreement, the Agreement shall constitute legal, valid and binding obligations of the Transferee and shall be enforced against the Transferee in accordance with the provisions hereof.

8.2.

The Transferee is fully eligible to purchase the Target Equity Interest held by the Transferor in accordance with Laws, and is able to make the Purchase Payment of the Equity Transfer timely in full amount with funds from legal sources.

8.3.

The execution and performance of the Agreement has been approved by the Board of Directors, and do not violate or conflict with the Articles of Association or any other constitutional documents of the Transferee, nor violate any provision of Laws.

8.5.

The Transferee ensures that all materials it provided to the Transferor and the agents employed by the Transferee are true, accurate and complete.

Article 9 Taxes

With respect to taxes incurred from or related to the Equity Transfer, the Transferor and the Transferee shall be respectively liable to such taxes as respectively imposed by Laws; otherwise, each Party shall pay 50% of such taxes.

Article 10 Taxation and Other Liabilities of the Target Company

10.1.

Upon or prior to the First Closing Date, the Transferor shall cause the Target Company and/or its Subsidiary to pay all taxes or perform taxation obligations that are due and payable prior to the Effect Date of the Agreement, subject to the relevant taxation laws, regulations and rules, including but not limited to, enterprise income tax (including the withholding of individual income tax ), business tax, value-added tax, real property tax, tariff, stamp tax, any other tax or similar administrative charges, and relevant fines and interests, except those taxes and fees that shall be paid by the Target Company as specified in the List of Credits and Debts.

10.2.

The Transferor shall make comprehensive and full compensations to the Target Company and/or the Transferee, if the Target Company, during the operation before the First Closing Date, assumes the following liabilities:

(1)

liabilities for income tax, value-added tax, business tax, tariff, stamp tax, or any other tax, fee, charge, fine or interest related to the business of the Target Company, which is due and payable before the First Closing Date, in accordance with laws, regulations or provisions related to taxation of the PRC;

(2)

liabilities or tort liabilities of the Target Company in relation to environmental protection, health or public securities;

(3)

liabilities or obligations for remuneration, social insurance, housing deposit fund, allowances, compensatory payments, compensation for dismissal or other interests or funds related to employees or former employees of the Target Company;

(4)

liabilities or obligations for mortgages, pledges, liens, any other guarantee or limitation of rights on the assets of the Target Company;

(5)

liabilities or obligations of the Target Company to any third party not incurred from normal business operation.

Article 11 Confidentiality

11.1.

The Parties agree that, each Party shall take all necessary measures to keep confidential the other Party’s Confidential Information it obtains or knows in the whole process of the Equity Transfer (from preliminary negotiation to the Effect Date of the Agreement and then to the Second Closing Date).

11.2.

Unless required by Laws, the relevant competent governmental authorities or courts of competent jurisdiction, neither Party shall, without consent from the other Party, disclose the Confidential Information to any third party other than the Transferor, the Transferee, the Target Company or the relevant agents.

11.3.

The Transferor agrees to cause the directors, senior management members, other employees and other relevant parties of the Transferor, the Target Company and its Subsidiary to undertake the abovementioned confidentiality obligations.

11.4.

The Transferee agrees to procure its directors, senior management members and other employees to undertake the abovementioned confidentiality obligations.

11.5.

Neither Party shall undertake the confidentiality obligations with respect to the following information:

(1)

information about the other Party which has been publicly-known upon or prior to the execution of the Agreement;

(2)

information about the other Party which is publicly-known after the execution of the Agreement due to any reason ascribed to the other Party.

11.6.

The Parties agree to perform the relevant confidentiality obligations from the day when the Confidential Information is obtained to the day when such confidential information is publicly-known due to any reason.

Article 12 Effectiveness of the Agreement

12.1.

The Parties agree that the effectiveness of the agreement shall be conditional upon the following preconditions being completely fulfilled, and the Parties agree to use their best efforts to fulfill the following preconditions to enable the Agreement to become effective as soon as possible:

(1)

the Agreement being signed by the legal representatives or the duly authorized representatives of the Parties and sealed by the Parties;

(2)

the assets and liabilities of the Target Company being verified by the Parties item by item in accordance with the List of Assets and the List of Credits and Debts, and the changes in the assets and liabilities of the Target Company after June 30, 2008 being confirmed, with the assets delivery sheet of the Target Company being signed by the Parties;

(3)

all materials of the Target Company being delivered by the Transferor to the Transferee, including but not limited to, all originals of certificates, financial materials, technological documents, the company chop and the seal imprint in bank, with the material delivery sheet being signed by the Parties.

12.2. The Effect Date shall be the date on which all the preconditions set forth in Article 12.1 are fulfilled.

Article 13 Amendment to the Agreement

The Agreement shall not be amended unless the Parties agree to make such amendment in writing through negotiation.

Article 14 Termination of the Agreement

14.1.

The Parties may terminate the Agreement through negotiation by executing a written agreement.

14.2.

The Transferee shall be entitled to deliver a written notice to the Transferor to unilaterally terminate the Agreement and require the Transferor to refund the Purchase Payment already paid in the following circumstances:

(1)

Within the terms agreed herein, the Transferor fails to complete the items listed in Articles 3.3 and 6.1 hereof, and still fails to complete such items within a reasonable period of time as requested by the Transferee without written waiver from the Transferee;

(2)

The Transferor claims profits from operations of the Target Company earned by the Transferee in accordance with the Agreement;

(3)

The First or Second Closing fails to be completed in accordance with Article 4 hereof due to the Transferor’s default;

(4)

The Transferee fails to obtain the approvals and certificates listed in Article 6.2 hereof before December 31, 2009, due to the Transferor’s failure to perform its obligations of assistance;

(5)

The Target Company is ordered by the governmental authorities for business suspension lasting more than six months, dissolution, bankruptcy, or revocation of its business license prior to the Second Closing Date, except when such events occur as a result of willful default or gross negligence of the Transferee;

(6)

Any other action of the Transferor in violation of the Agreement that results in the failure of the Transferee to complete the Equity Transfer.

14.3.

After the Transferee has terminated the Agreement in accordance with Article 14.2 hereof, the Transferee shall transfer the equity interest it has already obtained to the Transferor, and restore the assets listed in the List of Assets to the state they were in prior to the execution of the Agreement (fair wear and tear and normal progress of projects under construction excepted). With respect to the assets newly purchased after the Transferee has obtained the Right of Control over the Target Company, the Transferee is entitled to request the Transferor to procure the Target Company to transfer such assets to the Transferee at the price of the book value. The Transferor is obliged to refund to the Transferee the Purchase Payment already received, plus the interests calculated at the basic interest rate for bank loans with the same term.

14.4.

If the Transferee unreasonably fails to make the Purchase Payment within the agreed term, and fails to make such Purchase Payment within a reasonable time after the Transferor requests, the Transferor is entitled to unilaterally terminate the Agreement with a written notice, in the case of which the Transferee shall not request the Transferor to refund the amount of Purchase Payment that has already been paid.

Article 15 Liabilities for Breach

15.1.

If any representations, statements or warranties by the Transferor hereunder are found untrue, misleading or incomplete, or the Transferor violates any undertaking or agreement hereunder, the Transferor shall pay penalties for breach equivalent to 5% of the Purchase Payment to the Transferee. In the case that, as set forth in Article 14.2 hereof, the Transferee is entitled to unilaterally terminate the Agreement, the Transferee shall be entitled to request the Transferor to, apart from the penalties for breach, refund the amount of Purchase Payment already paid, with interests calculated at the basic interest rate for bank loans with the same term.

15.2.

If the Transferee fails to make the Purchase Payment in accordance with the Agreement, the Transferor is entitled to request the Transferee to pay the penalties for breach equivalent to 5% per day of the unpaid amount of Purchase Payment, until the Transferor unilaterally cancels the Agreement in accordance with Article 14.4 hereof.

15.3.

Any Party in breach of the Agreement that causes any losses to the non-breaching Party shall compensate the non-breaching Party for the losses it actually suffers, and the expenses it actually expends in taking actions against the breaching Party, including but not limited to, court fees, lawyer’s fees and travel expenses.

15.4.

The Transferor further agrees that after the Agreement takes effect, if any third party claims against the Target Company and/or its Subsidiary (only in the case that the Target Company holds 60% equity interest in the Subsidiary) with respect to the Target Equity Interest or the assets and liabilities of the Target Company, and such claim is based on the conditions of the Target Equity Interest or the assets and liabilities of the Target Company before the First Closing, the Transferor shall take actions to indemnify the Transferee or the Target Company from any adverse measures, right claims, requests, investigations, law suits or court judges (collectively as “Claims”) or any and all losses, or to compensate the Transferee for its losses from the Claims, including but not limited to liabilities, damages, expenses, fees and expenditures. However, the debts that the Target Company shall continue to undertake are excluded.

Article 16 Force Majeure

In the event of force majeure, the affected Party shall promptly notify the other Party as soon as possible, and shall, within 10 Business Days, provide a detailed description of the relevant events and the reason for its inability to perform or completely perform the Agreement or its delay in performance, and then the Parties shall decide whether to suspend the performance of the Agreement or to terminate the Agreement.

Article 17 Applicable Law and Settlement of Disputes

17.1.

The conclusion, effectiveness, amendment, interpretation, performance, termination and settlement of disputes of the Agreement are governed by the Laws of the PRC.

17.2.

Any conflict or dispute arising out of the Agreement or the performance hereof, shall be resolved through friendly negotiation. If the negotiation fails, the Parties agree to submit such dispute to the people’s court of competent jurisdiction at the place where the Target Company locates in accordance with legal procedures for settlement.

Article 18 Notice

18.1.

Any notice dispatched in accordance with the Agreement shall be made in written form and delivered in person, via mail or fax to the address or number as listed hereunder:

(1)

Hebei Bishi Industry Group Co., Ltd.

Address: No.229-1, Nanxin East Road, Tangshan City, Hebei Province

Telephone: 0315－2834027; 13932577087

Fax: 0315－2834027

Attention: Bi Shengyou

(2)

Wuxi Seamless Oil Pipes Co., Ltd.

Address: No. 38, Zhujiang Road, New District, Wuxi, Jiangsu Province

Telephone: 0510－85360665

Fax: 0510－85360665

Attention: Xu Xizhong

18.2.

If the Transferor or Transferee changes its mailing address or numbers listed above, it shall deliver a written notice to the other Party on the next Business Day of such change.

Article 19 Counterparts and Miscellaneous

19.1.

The Agreement constitutes the entire agreement regarding the Equity Transfer between the Parities hereto and supersedes all prior discussions, negotiations and agreements between the Parties or between the Transferee and any third party with respect to the Equity Transfer. In the interpretation or performance of the Agreement, if any provisions of the relevant documents, memorandums, statements, letters of undertakings or agreements on the Equity Transfer, which are prepared prior to the execution of the Agreement, conflict with the specific provisions of the Agreement, the specific provisions of the Agreement shall prevail.

19.2.

After the Agreement takes effect, the Parties may make supplementary agreements through negotiation based on the principles of the Agreement on the relevant outstanding issues. Such supplementary agreements and the Agreement are equally valid and binding.

19.3.

The headings of the provisions hereof are for convenience only and shall be ignored in construing the Agreement and the provisions hereof.

19.4.

If any provision hereof is rendered void, the validity of other provisions hereof shall not in any way be affected or impaired thereby.

19.5.

Any appendix to the Agreement is an integral part of the Agreement, and is of the same effect as the Agreement.

19.6.

The Agreement is written in Chinese and executed in six (6) originals, with each Party holding three (3) originals, which are of the same effect.

(-END-)

(This page is the signature page of “Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd. Equity Transfer Agreement”)

Transferor:

Hebei Bishi Industry Group Co., Ltd.  (Company Chop)

/s/ Bi Shengyou

Legal Representative (signature)

Transferee:

Wuxi Seamless Oil Pipes Co., Ltd.  (Company Chop)

/s/ Piao Longhua

Legal Representative (signature)

Appendix 1 Basic Information on the Target Company

Company Name	Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd.
Registration Authority	The Administration for Industry and Commerce of Tuoketuo County, Inner Mongolia Autonomous Region
Registered Number	150107000001890
Address	Tuodian Industrial District, Tuoketuo County
Legal Representative	Bi Shengyou
Registered Capital	RMB200,000,000 yuan
Actually Paid Capital	RMB200,000,000 yuan
Company Type	Limited liability company
Business Scope

Manufacture and sale of ordinary steel, special steel, special seamless steel pipes, pig-iron and steel ball; Purchase of used and waste steel and iron. (Manufacturing and supplying state-regulated goods prior to approval are prohibited). (except those explicitly prohibited by the state)

Date of Incorporation	August 24, 2004
Operation Period	From August 24, 2004 to August 23, 2014

Appendix 2 Basic Information on the Subsidiary

Company Name	Tuoketuo County Mengfeng Used and Waste Goods Purchase and Sale Co., Ltd.
Registration Authority	The Administration for Industry and Commerce of Tuoketuo County, Inner Mongolia Autonomous Region
Registered Number	150107000001904
Address	Eastern District, Tuodian Industrial District, Tuoketuo County
Legal Representative	Bi Shengyou
Registered Capital	RMB100,000 yuan
Actually Paid Capital	RMB100,000 yuan
Shareholder	Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd. (60%) Bi Shengyou (40%)
Company Type	Limited liability company
Business Scope	Purchase and sale of used and waste metals. (Manufacturing and supplying state-regulated goods prior to approval are prohibited) (except those explicitly prohibited by the state)
Date of Incorporation	November 13, 2006
Operation Period	From November 13, 2006 to November 12, 2016

Appendix 7 Power of Attorney

July 24, 2008

Power of Attorney

To:  Wuxi Seamless Oil Pipes Co., Ltd.

Whereas:

1.

Hebei Bishi Industry Group Co., Ltd., the undersigned of this Power of Attorney (the “Undersigned”) as the Transferor, intends to transfer to your company 100% of the equity interest in Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd. (the “Company”) , and both parities entered into “Inner Mongolia Tuoketuo County Mengfeng Special Steel Co., Ltd. Equity Transfer Agreement” (the “Equity Transfer Agreement”) in Qinhuangdao City, Heibei province, on July 24, 2008.

2.

Both Parties agree that, the Transitional Period shall be the term from the Effect Date of the Agreement (see definition in the Equity Transfer Agreement) to the First Closing Date (see definition in the Equity Transfer Agreement), within which your company shall have the Right of Control over the Company;

3.

After the First Closing Date, your company shall hold 51% equity interest in the Company, and the Undersigned shall transfer to your company the Second Phase Equity Interest (see definition in the Equity Transfer Agreement) on the Second Closing Date (see definition in the Equity Transfer Agreement) as agreed;

Now therefore, in order to ensure that your company is able to obtain the Right of Control over the Company and ensure the daily production and operation of the Company, the Undersigned hereby authorizes as follows:

Upon the execution and effectiveness of the Equity Transfer Agreement, your company, as the Transferee of the Target Equity Interest, shall be entitled to exercise the right of voting and receiving dividends on behalf of the Undersigned with respect to all the equity interest in the Company held by the Undersigned before the First Closing Date; and shall be entitled to exercise the right of voting and receiving dividends on behalf of the Undersigned with respect to the Second Phase Equity Interest before the Second Closing Date.

The Power of Attorney, as the appendix to the Equity Transfer Agreement, shall take effect upon the Effect Date of the Agreement, and continues to be valid and effective until the Second Closing Date.

 (-END-)

 (Signature page of the Power of Attorney)

The Undersigned:

Hebei Bishi Industry Group Co., Ltd.(Company Chop)

/s/ Bi Shengyou

Legal Representative (Signature)

July 24, 2008